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                                                                    Exhibit 23.2


                              CONSENT OF KPMG LLP


     We consent to incorporation by reference in the registration statement being filed by Whitman Corporation pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in order to register $12,000,000 aggregate principal amount of debt securities of our report dated January 25, 1999, relating to the consolidated balance sheets of Whitman Corporation and subsidiaries as of the end of fiscal years 1998 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 1998, 1997 and 1996, which report appears in Whitman Corporation's Annual Report on Form 10-K/A for fiscal year 1998.

/s/ KPMG LLP

KPMG LLP
Chicago, Illinois
April 22, 1999